Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bridgewater Bancshares, Inc. of our reports dated February 25, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Bridgewater Bancshares, Inc., appearing in the Annual Report on Form 10-K of Bridgewater Bancshares, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Des Moines, Iowa

May 1, 2026